                                                                    EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                          FIRST QUARTER                  FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------  --------------------------------------------------------------
                                        2003        2002        2002        2001         2000          1999          1998
                                     ----------  ----------  ----------  ----------   ----------    ----------   ----------
EARNINGS                                  (Unaudited)
Income before income taxes           $    726.7  $    396.5  $  1,969.7  $  1,495.9   $  2,503.6    $  2,089.9   $  1,789.4
Less equity in net income/(loss)
   of affiliated companies                  3.1         1.9        13.0         4.9        (22.0)        (24.9)         2.3
Fixed charges                           1,525.9     1,883.7     6,966.4     8,959.4      8,941.8       7,167.5      6,895.5
                                     ----------  ----------  ----------  ----------   ----------    ----------   ----------
Earnings before fixed charges        $  2,249.5  $  2,278.3  $  8,923.1  $ 10,450.4   $ 11,467.4    $  9,282.3   $  8,682.6
                                     ==========  ==========  ==========  ==========   ==========    ==========   ==========

FIXED CHARGES
Interest expense                     $  1,519.3  $  1,874.4  $  6,928.7  $  8,922.4   $  8,911.5    $  7,142.8   $  6,870.0
Interest portion of rental expense          6.6         9.3        37.7        37.0         30.3          24.7         25.5
                                     ----------  ----------  ----------  ----------   ----------    ----------   ----------
Total fixed charges                  $  1,525.9  $  1,883.7  $  6,966.4  $  8,959.4   $  8,941.8    $  7,167.5   $  6,895.5
                                     ==========  ==========  ==========  ==========   ==========    ==========   ==========

Ratio of earnings to fixed
   charges                                 1.47        1.21        1.28        1.17         1.28          1.30         1.26



          For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less unremitted income/ (loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).